[Assured Guaranty Letterhead]

Assured Guaranty to Acquire CIFG Holding Inc., Parent of CIFG Assurance North America, Inc.

Completed Acquisition Will Add $5.6 Billion to Assured Guaranty’s
Insured Portfolio

Hamilton, Bermuda - April 13, 2016 - Assured Guaranty Ltd. (NYSE:AGO) (together with its subsidiaries, Assured Guaranty), the leading financial guaranty insurance company, announced that its subsidiary Assured Guaranty Corp. (AGC) has entered into an agreement to acquire CIFG Holding Inc. (CIFG). CIFG is the parent of financial guaranty insurer CIFG Assurance North America, Inc. (CIFG NA). The acquisition is expected to be completed mid-2016, subject to receipt of anti-trust and insurance regulatory approvals as well as satisfaction of customary closing conditions. CIFG’s stockholders have already approved the acquisition. AGC expects to pay $450 million in cash to acquire CIFG.

As part of the transaction, CIFG NA will merge into AGC, which will be the surviving entity. After this merger, the assets and obligations of CIFG NA will become the assets and obligations of AGC, and the bonds insured by CIFG NA will become insured obligations of AGC and, therefore, receive AGC’s financial strength ratings. Additionally, policies associated with the 2009 reinsurance transaction between CIFG NA and AGC that have not been novated to AGC already will become direct obligations of AGC, and the obligations insured by those policies will receive AGC’s financial strength ratings.

“The acquisition will strengthen Assured Guaranty’s franchise by adding a solid book of business that is consistent with our strategic objectives and will also increase AGC’s capital base and policyholders’ surplus,” said Dominic Frederico, President and CEO of Assured Guaranty.

"Acquisitions are one of our key strategies, and this is our third acquisition of a legacy bond insurer," he added. Assured Guaranty previously acquired Financial Security Assurance Inc. (now Assured Guaranty Municipal Corp.) in 2009 and Radian Asset Assurance Inc. in 2015.

The CIFG acquisition is expected to be accretive to Assured Guaranty’s earnings per share, operating shareholders’ equity and adjusted book value. Additionally, the acquisition should enhance the value and market liquidity of the bonds insured by CIFG NA.

As of December 31, 2015, CIFG NA had an insured portfolio of $5.6 billion of net par and approximately $637 million of statutory capital. Assured Guaranty currently estimates the transaction will increase its statutory capital in 2016 by approximately $300 million to $325 million.

Moelis & Company LLC is acting as financial advisor to Assured Guaranty, and Mayer Brown LLP is acting as its legal advisor.

Cautionary Statement Regarding Forward-Looking Statements:
Any forward-looking statements made in this press release reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, those resulting from Assured Guaranty’s inability to obtain regulatory approval for its proposed acquisition of CIFG Holding; adverse developments in the acquired portfolio; and other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of April 13, 2016. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations:
Robert Tucker, 212-339-0861
Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com

Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com